Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-168501, 333-190976, 333-190977 and 333-204189 on Form S-8 of our reports dated February 28, 2018, relating to the consolidated financial statements of Federal Signal Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Federal Signal Corporation for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 28, 2018